Exhibit 8.1

Cumberland House
9th Floor
1 Victoria Street
p.o. box hm 1561
hamilton hm fx
bermuda
telephone: (441) 295-4630
fax: (441) 292-7880
website: www.chw.com

21 January 2014

GeoPark Limited

Cumberland House. 9th Floor

1 Victoria Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re:  GeoPark Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form F-1 (the “Registration Statement”) pursuant to which the Company is registering, under the Securities Act of 1933 (as amended), common shares of par value US$0.001 each in the capital of the Company to be issued pursuant to the Prospectus constituting part of the Registration Statement, as described therein (the “Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                      the Registration Statement; and

(ii)                   a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also reviewed and relied upon (1) the memorandum of association and the bye-laws of the Company certified by the assistant secretary of the Company on 21 January 2014 and (2) a copy of a tax assurance given under the hand of the Registrar of Companies for the Minister of Finance on 13(t) February, 2013 and in effect until 31 March 2035, and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us; and (iii) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Bermuda Islands tax matters set forth under the caption “Material taxation considerations —Material Bermuda Tax Considerations” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the use of our opinions under the caption “Material Taxation Considerations” in the prospectus forming a part of the Registration Statement.  We also consent to the reference to our firm under the captions “Material Taxation Considerations” and “Risk Factors” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ COX HALLETT WILKINSON LIMITED

COX HALLETT WILKINSON LIMITED